Exhibit 99.1

The Chefs’ Warehouse, Inc. Reports Fourth Quarter and Fiscal Year 2012 Financial Results

Net Sales Increased 22.4%

Ridgefield, CT, February 21, 2013 – The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States, today reported financial results for its fourth quarter and fiscal year ended December 28, 2012.

Financial highlights for the fourth quarter of 2012 compared to the fourth quarter of 2011:

•

Net sales increased 22.4% to $142.6 million for the fourth quarter of 2012 from $116.5 million for the fourth quarter of 2011. Adjusted for the impacts of Hurricane Sandy and the prior year extra week in 2011, net sales increased approximately 32.5%.[1]

•	Earnings per diluted share available to common stockholders was $0.17 for the fourth quarter of 2012 compared to $0.25 for the fourth quarter of 2011.

•

Modified pro forma earnings per diluted share available to common stockholders[1] was $0.24 per diluted share for the fourth quarter of 2012 compared to $0.23 per diluted share for the fourth quarter of 2011.

•	Adjusted EBITDA[1] increased 21.8% to $11.6 million for the fourth quarter of 2012 from $9.5 million for the fourth quarter of 2011.

“We are very pleased with our fourth quarter results, particularly in light of the current economy, the impact of Hurricane Sandy and the extra week in our prior fiscal year,” said Chris Pappas, chairman and chief executive officer of The Chefs’ Warehouse, Inc. “2012 marked a year of significant growth for our company in the face of a challenging economic environment. We started off 2013 with a bang by adding Queensgate Foodservice to the Chefs’ Warehouse family. During the remainder of 2013, we will continue to focus on driving organic growth, strengthening our infrastructure and pursuing additional attractive acquisitions.”

Fourth Quarter Fiscal 2012 Results

Net sales for the quarter ended December 28, 2012 increased approximately 22.4% to $142.6 million from $116.5 million for the quarter ended December 30, 2011. Adjusted for the estimated impact of Hurricane Sandy and the extra week in 2011, net sales increased approximately 32.5%. The increase in net sales was the result of the acquisitions of Michael’s Finer Meats and Praml earlier in 2012, as well as organic sales growth. These acquisitions accounted for approximately $31.6 million of our sales growth for the quarter. The impact of Hurricane Sandy, while less than initially estimated, negatively impacted net sales by approximately $3.0 million in the quarter. In addition, 2011 included an extra week in our fiscal year, which positively contributed approximately $6.6 million of net sales to the prior year’s fourth quarter. Inflation was approximately 1.4% for the quarter.

Gross profit increased approximately 16.4% to $36.1 million for the fourth quarter of 2012 from $31.0 million for the fourth quarter of 2011. Gross profit margin decreased approximately 130 basis points to 25.3% from 26.6%, due in large part to the impact on our sales mix from the Michael’s and Praml acquisitions and the impact of Hurricane Sandy.

Total operating expenses increased by approximately 32.5% to $28.2 million for the fourth quarter of 2012 from $21.3 million for the fourth quarter of 2011. As a percentage of net sales, operating expenses were 19.8% in the fourth quarter of 2012 compared to 18.3% in the fourth quarter of 2011. The increase in our operating expense ratio is attributable to increased insurance costs, increased amortization expense related to the Company’s acquisitions, duplicate rent related to the Company’s Bronx, NY facility and the impact of Hurricane Sandy.

[1]

Please see the Consolidated Statements of Operations at the end of this earnings release for a reconciliation of adjusted net sales, EBITDA, Adjusted EBITDA, modified pro forma net income available to common stockholders and modified pro forma EPS to these measures’ most directly comparable GAAP measure.

Operating income for the fourth quarter of 2012 was $7.9 million compared to $9.7 million for the fourth quarter of 2011. As a percentage of net sales, operating income was 5.5% compared to 8.3% in the prior year’s fourth quarter.

Net income available to common stockholders was $3.6 million, or $0.17 per diluted share, for the fourth quarter of 2012 compared to $5.2 million, or $0.25 per diluted share, for the fourth quarter of 2011.

On a non-GAAP basis, adjusted EBITDA increased approximately 21.8% to $11.6 million in the fourth quarter of 2012 compared to $9.5 million in the fourth quarter of 2011. Modified pro forma net income available to common stockholders1 was $4.9 million and modified pro forma EPS was $0.24 for the fourth quarter of 2012 compared to modified pro forma net income available to common stockholders of $4.8 million and modified pro forma EPS of $0.23 for the fourth quarter of 2011.

Fiscal 2012 Results

Net sales for the 52 weeks ended December 28, 2012 increased approximately 19.9% to $480.3 million from $400.6 million for the 53 weeks ended December 30, 2011. The increase in net sales was the result of organic sales growth and the acquisitions of Michael’s and Praml in 2012 and Provvista, which was acquired late in 2011. These acquisitions accounted for approximately $76.1 million of our sales growth in 2012. Our net sales growth was negatively impacted by Hurricane Sandy in the fourth quarter of 2012 and the prior year impact of an extra week in our 2011 fiscal year. Deflation for the year was approximately 0.2%.

Gross profit increased approximately 18.0% to $125.0 million for the 52 weeks ended December 28, 2012 from $105.9 million for the 53 weeks ended December 30, 2011. Gross profit margin decreased approximately 41 basis points to 26.0% from 26.4% in the year earlier period. The decrease in gross profit margin was due in large part to the impact on our sales mix related to the Michael’s and Praml acquisitions and the impact of Hurricane Sandy.

Total operating expenses increased by approximately 23.2% to $96.2 million for the 52 weeks ended December 28, 2012 from $78.1 million for the 53 weeks ended December 30, 2011. As a percentage of net sales, operating expenses increased 54 basis points to 20.0% from 19.5% for 2011. The increase in total operating expenses was primarily due to higher insurance costs, higher amortization expense related to the company’s acquisitions, duplicate rent on the Company’s Bronx, NY facility, as well as the impact of Hurricane Sandy.

Operating income increased approximately 3.5% to $28.7 million for the 52 weeks ended December 28, 2012 compared to $27.8 million for the 53 weeks ended December 30, 2011. As a percentage of net sales, operating income was 6.0% in 2012 compared to 6.9% in 2011.

Net income available to common stockholders was $14.5 million, or $0.69 per diluted share, for the 52 weeks ended December 28, 2012 compared to $7.7 million, or $0.43 per diluted share, for the 53 weeks ended December 30, 2011.

On a non-GAAP basis, adjusted EBITDA increased approximately 20.0% to $36.8 million in 2012 from $30.7 million in 2011. Modified pro forma net income available to common stockholders was $16.7 million and modified pro forma EPS was $0.80 for 2012 compared to modified pro forma net income available to common stockholders of $15.1 million and modified pro forma EPS of $0.72 for 2011.

Acquisition of Queensgate Foodservice

On December 31, 2012, the Company closed on the previously announced acquisition of Queensgate Foodservice, a $40 million revenue foodservice distributor based in Cincinnati, OH. Queensgate strengthens the Company’s foothold in the Ohio Valley and provides a platform on which to leverage the Michael’s acquisition completed earlier in 2012. The initial purchase price for Queensgate was approximately $21.9 million. Additionally, the purchase price may be increased by up to $2.4 million based upon the achievement of certain performance milestones.

2013 Guidance

Based on current trends in the business, as well as the acquisition of Queensgate Foodservice, the Company is providing the following financial guidance for fiscal year 2013:

•	Revenue between $610.0 million and $640.0 million.

•	Adjusted EBITDA between $43.0 million and $47.5 million.

•	Net income between $17.7 million and $19.8 million.

•	Net income per diluted share between $0.84 and $0.94.

•	Modified pro forma net income per diluted share between $0.88 and $0.98.

The above guidance is based upon an estimated effective tax rate of approximately 41.5% and an estimated fully diluted share count of 21.1 million shares.

Conference Call

The Company will host a conference call to discuss fourth quarter and fiscal year 2012 financial results today at 5:00 p.m. ET. Hosting the call will be Chris Pappas, chairman and chief executive officer and John Austin, chief financial officer. The conference call can be accessed live over the phone by dialing (877) 705-6003 or for international callers (201) 493-6725. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or for international callers (858) 384-5517; the conference ID is 409399. The replay will be available until Thursday, February 28, 2013. The call will also be webcast live from the Company’s investor relations website (http://investors.chefswarehouse.com). A replay of the webcast will be available at this location for 30 days.

Annual Meeting of Stockholders

The Company expects to host its annual meeting of stockholders on May 17, 2013 in Ridgefield, CT.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company’s vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; the short-term and long-term effects of Hurricane Sandy on the Company’s business; the risk of loss of customers due to the fact that the Company does not customarily have long-term contracts with its customers; changes in the availability or cost of the Company’s specialty food products; the ability to effectively price the Company’s specialty food products and reduce the Company’s expenses; the relatively low margins of the foodservice distribution industry and the Company’s sensitivity to inflationary and deflationary pressures; the Company’s ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors and to integrate and realize expected synergies from those acquisitions; increased fuel costs and expectations regarding the use of fuel surcharges; fluctuations in the wholesale prices of beef, poultry and seafood, including increases in these prices as a result of increases in the cost of feeding and caring for livestock; the loss of key members of the Company’s management team and the Company’s ability to replace such personnel; and the strain on the Company’s infrastructure and resources caused by its growth. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2012 and subsequently filed quarterly reports on Form 10-Q. The Company is not undertaking to update any information in the foregoing report until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 16,700 products to more than 9,800 customer locations throughout the United States.

Contact:

Investor Relations

John Austin, (718) 684-8415

THE CHEFS’ WAREHOUSE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

THIRTEEN/FOURTEEN AND FIFTY-TWO/FIFTY-THREE WEEKS ENDED DECEMBER 28, 2012 AND DECEMBER 30, 2011

(in thousands except share amounts and per share data)

	Thirteen/Fourteen Weeks Ended		Fifty-Two/Fifty-Three Weeks Ended
	December 28, 2012	December 30, 2011	December 28, 2012	December 30, 2011
Net Sales	$142,591	$116,513	$480,292	$400,632
Cost of Sales	106,484	85,499	355,288	294,698

Gross Profit	36,107	31,014	125,004	105,934
Operating Expenses	28,240	21,318	96,237	78,138

Operating Income	7,867	9,696	28,767	27,796
Gain on Interest Rate Swap	—	—	—	(81)
Interest Expense	1,220	528	3,674	14,570
Loss on Sale of Assets	15	3	18	6

Income Before Income Taxes	6,632	9,165	25,075	13,301
Provision for Income Tax Expense	3,028	3,955	10,564	5,603

Net Income Available to Common Stockholders	$3,604	$5,210	$14,511	$7,698

Net Income Per Share Available to Common Stockholders:
Basic	$0.17	$0.25	$0.70	$0.44
Diluted	$0.17	$0.25	$0.69	$0.43
Weighted Average Common Shares Outstanding:
Basic	20,734,085	20,500,494	20,612,407	17,591,376
Diluted	20,971,451	20,838,341	20,926,365	18,031,651

THE CHEFS’ WAREHOUSE, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 28, 2012 AND DECEMBER 30, 2011

(in thousands)

	December 28, 2012	December 30, 2011
Cash	$118	$2,033
Accounts receivable, net	56,694	42,876
Inventories, net	40,402	23,873
Deferred taxes, net	2,839	1,448
Prepaid expenses and other current assets	5,452	3,364

Total current assets	105,505	73,594
Restricted cash	11,008	—
Equipment and leasehold improvements, net	9,365	5,379
Software costs, net	328	355
Goodwill	45,359	20,590
Intangible assets, net	35,708	5,115
Deferred taxes, net	—	1,401
Other assets	2,861	1,444

Total assets	210,134	107,878

Accounts payable and accrued liabilities	33,718	30,371
Accrued liabilities	5,291	3,839
Accrued compensation	3,519	3,508
Current portion of long-term debt	5,175	6,107

Total current liabilities	47,703	43,825
Long-term debt, net of current portion	119,352	39,590
Deferred taxes, net	2,552	—
Other liabilities	1,245	893

Total liabilities	170,852	84,308
Preferred stock	—	—
Common stock	210	208
Additional paid in capital	21,005	19,806
Retained earnings	18,067	3,556

Stockholders’ equity	39,282	23,570
Total liabilities and stockholders’ equity	$210,134	$107,878

Net Income	$14,511	$7,698
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,932	1,722
Provision for allowance for doubtful accounts	1,434	1,189
Original issue discount amortization	—	2,127
Deferred credits	302	(290)
Deferred taxes	(83)	1,164
Unrealized gain on interest rate swap	—	(81)
Accrual of paid in kind interest	—	1,825
Write-off of deferred financing fees	237	2,860
Amortization of deferred financing fees	446	721
Stock compensation	1,548	2,097
Loss on asset disposal	18	6
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(7,739)	(7,033)
Inventories	(5,130)	(3,969)
Prepaid expenses and other current assets	(2,060)	245
Accounts payable and accrued liabilities	1,350	6,513
Other assets	(375)	(74)

Net cash provided by operating activities	8,391	16,720

Cash flows from investing activities:
Capital expenditures	(3,186)	(2,081)
Cash paid for acquisitions	(72,521)	(17,757)
Interest income on restricted cash	(7)	—
Proceeds from asset disposals	—	5

Net cash used in investing activities	(75,714)	(19,833)
Cash flows from financing activities:
Proceeds from IPO	—	63,279
Payment of debt	(30,131)	(93,285)
Proceeds from new senior secured term loan	40,000	30,000
Payment of deferred financing fees	(1,733)	(1,297)
Borrowings under revolving credit line	248,258	399,877
Payments under revolving credit line	(190,640)	(394,714)
Surrender of shares to pay withholding taxes	(346)	(692)

Net cash provided by financing activities	65,408	3,168

Net (decrease) increase in cash and cash equivalents	$(1,915)	$55
Cash and cash equivalents at beginning of period	2,033	1,978

Cash and cash equivalents at end of period	$118	$2,033

THE CHEFS’ WAREHOUSE, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME

THIRTEEN/FOURTEEN AND FIFTY-TWO/FIFTY-THREE WEEKS ENDED DECEMBER 28, 2012 AND DECEMBER 30, 2011

(unaudited; in thousands)

	Thirteen/Fourteen Weeks Ended		Fifty-Two/Fifty-Three Weeks Ended
	December 28, 2012	December 30, 2011	December 28, 2012	December 30, 2011
Net Income:	$3,604	$5,210	$14,511	$7,698
Interest expense	1,220	528	3,674	14,570
Depreciation & amortization	1,437	511	3,932	1,722
Provision for income tax expense	3,028	3,955	10,564	5,603

EBITDA (1)	9,289	10,204	32,681	29,593

Adjustments:
Gain on fluctuation of interest rate swap (2)	—	—	—	(81)
Loss on the marking to market of foreign exchange contracts (3)	—	37	—	—
Stock compensation (4)	213	158	1,548	2,097
Prior year’s customs duty refund(5)	—	(147)	—	(349)
Duplicate rent(6)	260	—	704	—
Effect of Hurricane Sandy(7)	1,848		1,848
Impact of 53rd week(8)		(717)		(717)
Workers compensation trust settlement(9)	—	—	—	116

Adjusted EBITDA (1)	$11,610	$9,535	$36,781	$30,659

1.	We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as peformance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
2.	Represents the gain we experienced on our interest rate swap in 2011. When we entered into our interest rate swap in 2005, we did not elect to account for it under hedge accounting rules. As such, the mark to market movement of the swap is recorded through our statement of operations. This interest rate swap expired in January 2011.
3.	Represents the unrealized (gain)/loss we experienced in the fourth quarter of fiscal 2011 on our Eurodollar collar we entered into in the first quarter of 2011 as a hedge against imported products denominated and paid for in Euros.
4.	Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock to our key employees and our non-executive outside directors.
5.	Represents a refund received for the overpayment of import tariffs between 2007 and 2010.
6.	Represents rent expense incurred on the renovation and expansion of our Bronx, NY distribution facility while we are unable to use the facility.
7.	Represents the impact of Hurricane Sandy, primarily lost revenue and additional bad debt expense incurred.
8.	Represents the estimated impact of a 53rd week in the 2011 fiscal year.
9.	Represents the settlement recorded with the New York Transportation Industry Workers Compensation Trust.

THE CHEFS’ WAREHOUSE, INC.

RECONCILIATION OF MODIFIED PRO FORMA NET INCOME TO NET INCOME

THIRTEEN/FOURTEEN AND FIFTY-TWO/FIFTY-THREE WEEKS ENDED DECEMBER 28, 2012 AND DECEMBER 30, 2011

(unaudited; in thousands except share amounts and per share data)

Adjustments to Reconcile Modified Pro Forma Net Income to Net Income (1)

	Thirteen/Fourteen Weeks Ended		Fifty-Two/Fifty-Three Weeks Ended
	December 28, 2012	December 30, 2011	December 28, 2012	December 30, 2011
Net Income Available to Common Stockholders	$3,604	$5,210	$14,511	$7,698
Incremental Public Company Costs (2)	—	—	—	(750)
Stock Compensation Charges(3)	—	—	713	1,592
Interest Expense (4)	—	—	—	7,292
Write-off of Deferred Financing Fees (5)	—	—	237	2,860
Call Premium (6)	—	—	—	827
Original Issue Discount Write-Off (7)	—	—	—	1,708
Duplicate Rent (8)	260	—	704	—
Effect of Hurricane Sandy(9)	1,848		1,848
Impact of 53rd Week(10)	—	(717)	—	(717)
Tax Effect Adjustments (11)	(888)	310	(1,475)	(5,394)
Correction of State Tax Liability(12)	113	—	113	—

Total Adjustments	1,333	(407)	2,140	7,418

Modified Pro Forma Net Income Available to Common Stockholders	$4,937	$4,803	$16,651	$15,116

Diluted Earnings per Share—Modified Pro Forma	$0.24	$0.23	$0.80	$0.72
Diluted Shares Outstanding—Modified Pro Forma (13)	20,971,451	20,838,341	20,926,365	20,926,365

1.	We are presenting modified pro forma net income available to common stockholders and modified pro forma EPS, which are not measurements determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income available to common stockholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use modified pro forma net income available to common stockholders and modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma net income available to common stockholders and modified pro forma EPS as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of our IPO and some items that vary from period to period without any correlation to core operating peformance.
2.	Represents an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expected to incur as a public company.
3.	In 2011, represents the compensation charge on vesting equity grants provided at the time of the Company’s initial public offering (IPO). For 2012, represents the accelerated vesting of equity grants given to our former COO upon his separation from the Company.
4.	Represents an adjustment to interest expense assuming post-IPO leverage levels under the senior secured credit facility that we entered into upon consummation of our IPO.
5.	Represents write-off of deferred financing fees upon refinancing our senior secured credit facilies in April 2012 and August 2011.
6.	Represents a call premium payable upon retirement of our senior secured notes in connection with our IPO.
7.	Represents a non-cash charge associated with the write-off of original issue discount upon retirement of our senior secured term loan in connection with our IPO.
8.	Represents rent expense incurred on the renovation and expansion of our Bronx, NY distribution facility while we are unable to use the facility.
9.	Represents the impact of Hurricane Sandy, primarily lost revenue and additional bad debt expense incurred.
10.	Represents the estimated impact of a 53rd week in the 2011 fiscal year.
11.	Represents the tax impact of adjustments 2 through 10 above.
12.	Represents correction of 2010 state tax liablility.
13.	Represents diluted shares outstanding of our common stock. For comparative purposes, diluted shares outstanding for the prior year to date is the same as diluted shares outstanding calculated for the current year due to the timing of our IPO in 2011.

THE CHEFS’ WAREHOUSE, INC.

RECONCILIATION OF NET SALES TO ADJUSTED NET SALES

THIRTEEN/FOURTEEN AND FIFTY-TWO/FIFTY-THREE WEEKS ENDED DECEMBER 28, 2012 AND DECEMBER 30, 2011

(unaudited; in thousands except share amounts and per share data)

Adjustments to Reconcile Net Sales to Adjusted Net Sales (1)

	Thirteen/Fourteen Weeks Ended		Fifty-Two/Fifty-Three Weeks Ended
	December 28, 2012	December 30, 2011	December 28, 2012	December 30, 2011
Net Sales	$142,591	$116,513	$480,292	$400,632
Impact of 53rd Week(2)	—	(6,639)	—	(6,639)
Effect of Hurricane Sandy(3)	3,000	—	3,000	—

Total Adjustments	3,000	(6,639)	3,000	(6,639)

Adjusted Net Sales	$145,591	$109,874	$483,292	$393,993

1.	We are presenting Adjusted Net Sales to reflect the impact of a 53rd week in fiscal 2011 and Hurricane Sandy in fiscal 2012. We believe that presenting net sales, adjusted for the impact of the 53rd week in fiscal 2011 and Hurricane Sandy in fiscal 2012, provides a more complete understanding of our net sales growth between the periods, and is useful to investors who want to analyze our net sales growth absent the impact of these unusual events.
2.	Represents the estimated impact of a 53rd week in the 2011 fiscal year.
3.	Represents the impact of revenue lost due to the impact of Hurricane Sandy.

THE CHEFS’ WAREHOUSE, INC.

2013 FULLY DILUTED EPS GUIDANCE RECONCILIATION TO 2013 MODIFIED PRO FORMA

FULLY DILUTED EPS GUIDANCE(1)

	Low-End	High-End
	Guidance	Guidance
Net income per diluted share	0.84	0.94
Duplicate facility rent(2)	0.04	0.04
Modified pro forma net income per diluted share	0.88	0.98

1.	Guidance is based upon an estimated effective tax rate of approximately 41.5% and an estimated fully diluted share count of 21.1 million shares.
2.	Represents rent and occupancy expense expected to be incurred in connection with the renovation and expansion of our Bronx, NY facility while we are unable to utilize the facility during construction.

THE CHEFS’ WAREHOUSE, INC.

RECONCILIATION OF ADJUSTED EBITDA GUIDANCE FOR FISCAL 2013

(unaudited; in thousands)

	Low-End Guidance	High-End Guidance
Net Income:	$17,700	$19,800
Provision for income tax expense	12,500	14,000
Depreciation & amortization	5,600	6,000
Interest expense	4,600	5,000

EBITDA (1)	40,400	44,800
Adjustments:
Stock compensation (2)	1,100	1,200
Duplicate rent(3)	1,500	1,500

Adjusted EBITDA (1)	$43,000	$47,500

1.	We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as peformance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
2.	Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock to our key employees and our non-executive outside directors.
3.	Represents rent expense incurred on the renovation and expansion of our Bronx, NY distribution facility while we are unable to use the facility.